Exhibit 99.2

Saia Appoints Todd Fowler to Board of Directors

Enhances transportation, supply-chain and technology expertise on Board

JOHNS CREEK, GA – October 29, 2026 - Saia, Inc., (Nasdaq: SAIA), a leading provider of less-than-truckload (LTL) transportation services, today announced that its Board of Directors has appointed Todd C. Fowler to its Board of Directors (the “Board”), effective immediately. Mr. Fowler will serve on the Board’s Audit Committee.

Mr. Fowler brings deep transportation and logistics industry knowledge, extensive capital markets expertise and a strong understanding of autonomous trucking and supply-chain technology to the Board. His experience analyzing transportation companies and evaluating their strategies, financial performance and competitive positioning provides the Board with a valuable perspective on industry dynamics, capital allocation and profitable growth opportunities.

“Todd is a highly experienced professional who brings deep industry knowledge and a complementary skillset that aligns with Saia’s operations and strategic direction,” said Saia Chairman, Rick O’Dell. “His expertise across capital markets, supply-chain and domestic trucking will be a valuable addition to the Board as we advance our national strategy to drive profitable growth and long-term stockholder value.”

Mr. Fowler serves as Director of Strategic Partners at Autotech Ventures, an early stage, mobility and logistics focused venture firm, where he manages relationships with the firm’s multinational corporate limited partners, advising boards, executives and strategy teams on technology-related strategic initiatives. Before joining Autotech Ventures, he served as Managing Director at KeyBanc Capital Markets, where he established and led the firm’s transportation and logistics equity research practice, covering the logistics and autonomous trucking industries. Earlier in his career, Mr. Fowler worked in equity research at FTN Midwest Securities, covering the aerospace, defense and transportation sectors. He started his career in the audit practices of Arthur Andersen and Ernst & Young, focused on automotive and manufacturing companies, building experience in capital markets and the transportation sector.

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About Saia, Inc.

Saia, Inc. (NASDAQ: SAIA) is a full-service freight and logistics provider with a national footprint built to deliver reliable, flexible shipping solutions. With industry-leading operations and a strong emphasis on the customer experience, the company helps keep freight - and businesses - moving. Saia offers customers a wide range of less-than-truckload, brokered truckload, expedited transportation, and other logistics services. Headquartered in Johns Creek, Georgia, the company operates 219 terminals providing national service. Saia has repeatedly been recognized for its people-centric, safety-driven, and sustainability-minded focus. For more information on Saia, Inc., visit Saia.com. For more information, contact:

CONTACT: Saia, Inc.
Bill Kain
Investors@saia.com
770.232.5067